UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 17, 2004

PALL CORPORATION
(Exact name of registrant as specified in its charter)

New York	1- 4311	11-1541330
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

2200 Northern Boulevard, East Hills, NY	11548
(Address of principal executive offices)	(Zip Code)

(516) 484-5400
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02 Termination of a Material Definitive Agreement.

     Due to management’s expectations of the timing and extent that interest rates will increase in the future, the registrant terminated interest rate swaps on December 17, 2004, with three financial institutions that provide banking services to the registrant: JPMorgan Chase Bank, N.A., Wachovia Bank, N.A. and Fleet National Bank (hereinafter collectively referred to as the “Financial Institutions”). The notional amount of these swaps was $230,000,000 and related to the $280,000,000 6% senior notes (the “Notes”) due August 1, 2012. These swaps required the registrant to make payments at a variable rate based on LIBOR and receive payments at a fixed rate of 6%.

     The registrant paid approximately $10,000,000 to the Financial Institutions to terminate the swaps, which represented the fair market value of the swaps at the date of termination (fair market value represents the present value of expected net settlements due to the Financial Institutions through the maturity date of the Notes (August 1, 2012) as a result of the difference between the fixed rate of 6% and the Financial Institutions’ projected variable rate based on LIBOR); there were no penalties incurred by the registrant in connection with the termination of the swaps. This amount, exclusive of a net settlement of approximately $900,000 due to the registrant through the date of termination, will be amortized to interest expense over the remaining life of the Notes. The fair market value of the swaps, totaling approximately $7,800,000 at October 31, 2004, was recorded in other non-current liabilities in the registrant’s condensed consolidated balance sheet in its Form 10-Q for the quarterly period then ended.

     The Notes and the interest rate swaps were previously reported in the Notes Payable and Long-term Debt note, and the Financial Instruments and Risks and Uncertainties note, to the registrant’s Consolidated Financial Statements in its Annual Report on Form 10-K for the fiscal year ended July 31, 2004, which notes are incorporated by reference in this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Pall Corporation

	/s/	LISA MCDERMOTT
December 22, 2004		Lisa McDermott
Vice President – Finance
Chief Accounting Officer